EXHIBIT 5.1


                             DAVIS POLK & WARDWELL
                              1600 EL CAMINO REAL
                              MENLO PARK, CA 94025
                                  650-752-2018


                                                               February __, 2003


Re: Registration Statement on Form S-8

Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, CA 93012

Ladies and Gentlemen:

     We are acting as counsel for Vitesse Semiconductor Corporation (the "Company") in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 1,511,320 shares of the company's common stock, par value $0.01 per share (the "Common Stock"), issuable upon exercise of options outstanding under the APT Technologies, Inc. 2002 Stock Plan (the "Plan").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Plan as we have deemed necessary or advisable fo the purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                  Very truly yours,


                                                  /s/ Davis Polk & Wardwell